Exhibit 10.63

Callaway Golf Company	Recipient:
Performance Unit Grant	Effective Grant Date:
Number of Shares:
Plan: 2004 Equity Incentive Plan

CALLAWAY GOLF COMPANY, a Delaware corporation (the “Company”), has elected to grant to you, the Recipient named above, a performance share unit award subject to the restrictions and on the terms and conditions set forth below. Terms not otherwise defined in this Performance Unit Grant will have the meanings ascribed to them in the Plan identified above (the “Plan”).

1.	Governing Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and a Prospectus for the Plan (the “Plan Prospectus”). This Performance Unit Grant is subject in all respects to the applicable provisions of the Plan, which are incorporated herein by this reference. In the case of any conflict between the provisions of the Plan and this Performance Unit Grant, the provisions of the Plan will control.

2.	Grant of Performance Unit. Effective as of the Effective Grant Date identified above, the Company has granted and issued to the Recipient the Number of Performance Units with respect to the Company’s Common Stock identified above (the “PSUs”), subject to the terms, conditions and restrictions set forth in this Performance Unit Grant.

3.	Restrictions on the PSU. The PSU is subject to the following restrictions:

(a)	No Transfer. The PSU and the shares of Common Stock it represents may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered until shares are actually issued when the restrictions set forth in paragraph 4 expire, and any additional requirements or restrictions contained in this Performance Unit Grant have been satisfied, terminated or waived by the Company in writing.

(b)	Cancellation of Unvested Shares. In the event Recipient ceases to be an employee of the Company or its subsidiary for any reason before the restrictions set forth in paragraph 4 expire, this award shall be cancelled and no additional shares of Common Stock shall be issued pursuant hereto; provided, however, that the Compensation and Management Succession Committee of the Board of Directors (the “Committee”) or its designee may, in its discretion, determine not to cancel and void all or part of such unvested award, in which case the Committee or its designee may impose whatever conditions it considers appropriate.

4.	Lapse of Restrictions. The restrictions imposed under paragraph 3 will lapse and expire, and the PSU will vest, in accordance with the following:

(a)

Vesting Schedule. Subject to earlier cancellation, and subject to the accelerated vesting provisions, if any, set forth in any employment agreement between Recipient and the Company or its subsidiary, as the same may be amended, modified, extended or renewed from time to time, the restrictions imposed under paragraph 3 will lapse and be removed in accordance with the vesting schedule set forth in Exhibit B attached hereto (the “Vesting Schedule”).

The Committee or its designee, however, may, in its discretion, accelerate the Vesting Schedule (in which case, the Committee or designee may impose whatever conditions it considers appropriate on the accelerated portion). In addition, the restrictions imposed under paragraph 3 will automatically lapse and be removed immediately prior to any Change in Control, if the Recipient is an employee or consultant of the Company or its subsidiary at that time, provided, however, that the Committee, in its sole discretion, may provide that such restrictions do not automatically lapse immediately prior to any such Change in Control, and instead provide that the PSUs shall continue under the same terms and conditions or shall continue under the same terms and conditions with respect to shares of a successor company that may be issued in exchange or settlement of such PSUs in connection with a Change in Control. Notwithstanding the foregoing, if the Committee elects to provide that such restrictions do not lapse in connection with a Change in Control and Recipient’s employment is terminated for any reason within one year following such Change in Control, then such restrictions shall lapse and be removed immediately upon such termination of employment. For purposes hereof, “Change in Control” shall have the meaning set forth in Exhibit A attached hereto.

(b)	Effect of Vesting. Unless deferred under a deferred compensation plan sponsored by the Company, effective as of the date each PSU vests, the Company shall deliver to the Recipient the number of shares of Common Stock represented by the PSU that vest on such date.

(c)	Payment of Taxes. Upon issuance of Common Stock in accordance with the foregoing, Recipient must pay in the form of a check or cash or other cash equivalents to the Company such amount as the Company determines it is required to withhold under applicable laws as a result of such issuance. In this regard, Recipient authorizes the Company and/or its subsidiary to withhold all applicable tax-related items legally payable by Recipient from his or her wages or other cash compensation paid to Recipient by the Company and/or its subsidiary or from proceeds of the sale of shares of Common Stock. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of shares of Common Stock that Recipient acquires to meet the withholding obligation for tax-related items, and/or (2) withhold from the shares of Common Stock otherwise issuable to Recipient upon the vesting of the PSU that number of shares having an aggregate Fair Market Value (as defined in the Plan), determined as of the date the withholding tax obligation arises, equal to the amount of the total withholding tax obligation; provided, however, that, the number of shares so withheld shall not have an aggregate Fair Market Value in excess of the minimum required withholding. Recipient acknowledges that the ultimate liability for all tax-related items legally due by Recipient is and remains Recipient’s responsibility and that Company and/or Recipient’s employer (a) make no representations or undertakings regarding the treatment of any tax-related items in connection with any aspect of the PSU grant, including the grant or vesting of the PSU, the subsequent sale of shares of Common Stock acquired pursuant to such vesting and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the PSU to reduce or eliminate Recipient’s liability for tax-related items.

5.	Voting and Other Rights. Notwithstanding anything to the contrary in the foregoing, until the issuance of shares of Common Stock pursuant to Section 4(b), the Recipient shall not have any right in, to or with respect to any of the shares of Common Stock (including any rights with respect to dividends paid on the Common Stock) issuable under this Agreement until the shares are actually transferred to the Recipient following the applicable vesting date.

6.	Taxable Event. The Recipient acknowledges that the PSU will have significant tax consequences to the Recipient and Recipient is hereby advised to consult with Recipient’s own tax advisors concerning such tax consequences. A general description of the U.S. federal income tax consequences related to awards under the Plan is set forth in the Plan Prospectus.

7.	Severability. The provisions of this Agreement shall be deemed to be severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is held to be invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severed, and in lieu thereof there shall automatically be added as part of this Agreement a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

8.	Governing Law. This Performance Unit Grant will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law.

9.	Irrevocable Arbitration of Disputes.

(a) You and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Agreement, its interpretation, enforceability, or applicability, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b) You and the Company agree that the arbitrator shall have the authority to issue provisional relief. You and the Company further agree that each has the right, pursuant to California Code of Civil Procedure section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c) Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d) The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator will be selected from JAMS pursuant to its Employment Arbitration Rules and Procedures. The Company shall pay the costs of the arbitrator’s fees.

(e) The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure section 1286, et seq.

(f) It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one (1) deposition and shall have access to essential documents and witnesses as determined by the arbitrator.

(g) The provisions of this Section shall survive the expiration or termination of the Agreement, and shall be binding upon the parties.

THE PARTIES HAVE READ SECTION 9 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

(Employee)	(Company)

IN WITNESS WHEREOF, the Company and Recipient have executed this Performance Unit Grant effective as of the Effective Grant Date.

CALLAWAY GOLF COMPANY	RECIPIENT

By:

EXHIBIT A

A “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

(a) Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding the Company and its subsidiaries and any employee benefit or stock ownership plan of the Company or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b) Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

(c) Consummation by the Company of the sale, lease, exchange or other disposition (in one transaction or a series of related transactions) by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

(i) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

(ii) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

(d) Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of complete liquidation or dissolution of the Company.